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EXHIBIT 99.4

ASK JEEVES, INC.

1999 NON-QUALIFIED EQUITY INCENTIVE PLAN
AS AMENDED THROUGH JANUARY 10, 2001

Adopted October 14, 1999
Amended May 25, 2000, November 2, 2000 and January 10, 2001
Stockholder Approval Not Required

1. PURPOSES.

    (A) The purpose of the Plan is to provide a means by which selected Employees and Directors of and Consultants to the Company and its Affiliates may be given an opportunity to benefit from increases in value of the stock of the Company through the granting of (i) Nonstatutory Stock Options, (ii) stock bonuses and (iii) rights to purchase restricted stock, all as described below.

    (B) The Company, by means of the Plan, seeks to retain the services of persons who are now, or in the future become, Employees and Directors of or Consultants to the Company or an Affiliate and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

    (C) The Company intends that the Stock Awards issued under the Plan shall, in the discretion of the Board or any Plan Administrator to which responsibility for administration of the Plan has been delegated pursuant to subsection 3(c), be either (i) Options granted pursuant to Section 6 hereof or (ii) stock bonuses or rights to purchase restricted stock granted pursuant to Section 7 hereof.

2. DEFINITIONS.

    (A) "AFFILIATE" means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f) respectively, of the Code.

    (B) "BOARD" means the Board of Directors of the Company.

    (C) "CODE" means the Internal Revenue Code of 1986, as amended.

    (D) "COMPANY" means Ask Jeeves, Inc., a Delaware corporation.

    (E) "CONSULTANT" means any person, including an advisor or other form of independent contractor, engaged by the Company or an Affiliate to render consulting services and who is compensated for such services (provided that such services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company's securities), provided that the term "Consultant" shall not include Employees, Directors or stockholders beneficially owning ten percent (10%) or more of the Company's common stock.

    (F) "CONTINUOUS SERVICE" means that the service of an individual with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The individual's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the individual renders services to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the individual renders such service, provided that there is no interruption or termination of the individual's Continuous Service. The Board or the chief executive officer of the Company, in that party's sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave, or any other personal leave.

    (G) "DIRECTOR" means a member of the Board.

    (H) "DISABILITY" means the inability of a person, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of that person's position with the Company or an Affiliate of the Company because of the sickness or injury of the person.

    (I) "EMPLOYEE" means any person employed by the Company or any Affiliate, excluding stockholders beneficially owning ten percent (10%) or more of the Company's Common Stock.

    (J) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    (K) "FAIR MARKET VALUE" means, as of any date, the value of the common stock of the Company determined as follows:

      (1) If the common stock is listed on any established stock exchange or traded on the Nasdaq National Market or The Nasdaq SmallCap Market, the Fair Market Value of a share of common stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Company's common stock) on the last market trading day prior to the day of determination, as reported in THE WALL STREET JOURNAL or such other source as the Board deems reliable.

      (2) In the absence of such markets for the common stock, the Fair Market Value shall be determined in good faith by the Board.

    (L) "NONSTATUTORY STOCK OPTION" means a stock option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

    (M) "OPTION" means a Nonstatutory Stock Option granted pursuant to the Plan.

    (N) "OPTION AGREEMENT" means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

    (O) "OPTIONHOLDER" means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

    (P) "PLAN" means this 1999 Non-Qualified Equity Incentive Plan.

    (Q) "PLAN ADMINISTRATOR" means the particular entity, whether the Primary Committee, the Board or the Secondary Committee, which is authorized to administer the Plan with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under the Plan with respect to the persons under its jurisdiction.

    (R) "PRIMARY COMMITTEE" means a committee of two (2) or more non-employee Board members appointed by the Board to administer the Plan with respect to Section 16 Insiders.

    (S) "SECONDARY COMMITTEE" means a committee of one (1) or more Board members appointed by the Board to administer the Plan with respect to eligible persons other than Section 16 Insiders.

    (T) "SECTION 16 INSIDER" means an officer or director of the Company subject to the short-swing profit liabilities of Section 16 of the Exchange Act.

    (U) "SECURITIES ACT" means the Securities Act of 1933, as amended.

    (V) "STOCK AWARD" means any right granted under the Plan, including any Option, any stock bonus, and any right to purchase restricted stock.

    (W) "STOCK AWARD AGREEMENT" means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

3. ADMINISTRATION.

    (A) The Plan shall be administered by the Board unless and until the Board delegates administration to the Primary Committee or a Secondary Committee, as provided in subsection 3(c).

    (B) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

      (1) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; whether a Stock Award will be an Option, a stock bonus, a right to purchase restricted stock, or a combination of the foregoing; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to a Stock Award; and the number of shares with respect to which a Stock Award shall be granted to each such person.

      (2) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

      (3) To amend the Plan or a Stock Award as provided in Section 12.

      (4) To terminate or suspend the Plan as provided in Section 13.

      (5) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company, which are not in conflict with the provisions of the Plan.

    (C) The Board may delegate administration of the Plan to the Primary Committee or a Secondary Committee. If administration of the Plan is delegated to a committee, the Primary Committee shall have sole and exclusive authority to administer the Plan with respect to Section 16 Insiders. Administration of the Plan with respect to all other persons eligible to participate in the Plan may, at the board's discretion be vested in the Primary Committee or a Secondary Committee, or the Board may retain the power to administer the Plan with respect to all such persons. However, any Stock Award to members of the Primary Committee must be authorized by a disinterested majority of the Board. In connection with the administration of the Plan by a committee, the committee shall have the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Primary Committee or Secondary Committee at any time and revest in the Board the administration of the Plan.

4. SHARES SUBJECT TO THE PLAN.

    (A) Subject to the provisions of Section 11 relating to adjustments upon changes in stock, the stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate seven million seven hundred thousand (7,700,000) shares of the Company's Common Stock. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan.

    (B) The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5. ELIGIBILITY.

    (A) Stock Awards may be granted to Employees, Directors or Consultants.

    (B) Options may not be granted to Consultants who are not natural persons unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (E.G., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

6. OPTION PROVISIONS.

    Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

    (A) TERM. No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

    (B) PRICE. The exercise price of each Option shall be not less than eighty-five percent (85%) of the Fair Market Value of the stock subject to the Option on the date of grant.

    (C) CONSIDERATION. The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised, or (ii) at the discretion of the Board or the Plan Administrator, at the time of the grant of the Option, (A) by delivery to the Company of other common stock of the Company, (B) according to a deferred payment arrangement (however, in the event the Company is then incorporated in the state of Delaware, then payment of the common stock's "par value" as defined in the Delaware General Corporation Law shall not be made by deferred payment), or other arrangement (which may include, without limiting the generality of the foregoing, the use of other common stock of the Company) with the person to whom the Option is granted or to whom the Option is transferred pursuant to subsection 6(d) or (C) in any other form of legal consideration that may be acceptable to the Board. In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at a rate not less than the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

    (D) TRANSFERABILITY. An Option may be transferable to the extent provided in the Option Agreement; provided, however, that if the Option Agreement does not specifically provide for transferability, then such Option shall not be transferable except by will or by the laws of descent and distribution. Notwithstanding the foregoing, the person to whom the Option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

    (E) VESTING. The total number of shares of stock subject to an Option may, but need not, be allotted in periodic installments (which may, but need not, be equal). The Option Agreement may provide that from time to time during each of such installment periods, the Option may become exercisable ("vest") with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The provisions of this subsection 6(e) are subject to any Option provisions governing the minimum number of shares as to which an Option may be exercised.

    (F) TERMINATION OF CONTINUOUS SERVICE. In the event an Optionholder's Continuous Service terminates (other than upon the Optionholder's death or disability), the Optionholder may exercise the Option (to the extent that the Optionholder was entitled to exercise it as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder's Continuous Status as an Employee, Director or Consultant (or such longer period as specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise the Option within the time specified in the Option Agreement, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

    (G) EXTENSION OF TERMINATION DATE. An Optionholder's Option Agreement also may provide that if the exercise of the Option following the termination of the Optionholder's Continuous Service (other than upon the Optionholder's death or disability) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the first paragraph of this subsection 6(f), or (ii) the expiration of a period of three (3) months after the termination of the Optionholder's Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

    (H) DISABILITY OF OPTIONHOLDER. In the event an Optionholder's Continuous Service terminates as a result of the Optionholder's Disability, the Optionholder may exercise the Option (to the extent that the Optionholder was entitled to exercise it as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise the Option within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

    (I) DEATH OF OPTIONHOLDER. In the event (i) an Optionholder's Continuous Service terminates as a result of the Optionholder's death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder's Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise the Option as of the date of death) by the Optionholder's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder's death pursuant to subsection 6(d), but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

7. TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK.

    Each stock bonus or restricted stock purchase agreement shall be in such form and shall contain such terms and conditions as the Board or the Plan Administrator shall deem appropriate. The terms and conditions of stock bonus or restricted stock purchase agreements may change from time to time, and the terms and conditions of separate agreements need not be identical, but each stock bonus or restricted stock purchase agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions as appropriate:

    (A) PURCHASE PRICE. The purchase price under each restricted stock purchase agreement shall be such amount as the Board or Plan Administrator shall determine and designate in such Stock Award Agreement, but in no event shall the purchase price be less than eighty-five percent (85%) of the stock's Fair Market Value on the date such Stock Award is made. Notwithstanding the foregoing, the Board or the Plan Administrator may determine that eligible participants in the Plan may be awarded stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company or for its benefit.

    (B) TRANSFERABILITY. Rights under a stock bonus or restricted stock purchase agreement shall be transferable only by will or the laws of descent and distribution, so long as stock awarded under such Stock Award Agreement remains subject to the terms of the agreement.

    (C) CONSIDERATION. The purchase price of stock acquired pursuant to a stock purchase agreement shall be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Board or the Plan Administrator, according to a deferred payment arrangement (however, in the event the Company is then incorporated in the state of Delaware, then payment of the common stock's "par value" as defined in the Delaware General Corporation Law shall not be made by deferred payment), or other arrangement with the person to whom the stock is sold; or (iii) in any other form of legal consideration that may be acceptable to the Board or the Plan Administrator in its discretion. Notwithstanding the foregoing, the Board or the Plan Administrator to which administration of the Plan has been delegated may award stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company or for its benefit.

    (D) VESTING. Shares of stock sold or awarded under the Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board or the Plan Administrator.

    (E) TERMINATION OF EMPLOYMENT OR RELATIONSHIP AS A DIRECTOR OR CONSULTANT. In the event a Participant's Continuous Status as an Employee, Director or Consultant terminates, the Company may repurchase or otherwise reacquire any or all of the shares of stock held by that person which have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

8. COVENANTS OF THE COMPANY.

    (A) During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of stock required to satisfy such Stock Awards.

    (B) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the Stock Award; provided, however, that this undertaking shall not require the Company to register under the Securities Act either the Plan, any Stock Award or any stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Stock Awards unless and until such authority is obtained.

9. USE OF PROCEEDS FROM STOCK.

    Proceeds from the sale of stock pursuant to Stock Awards shall constitute general funds of the Company.

10. MISCELLANEOUS.

    (A) The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest pursuant to subsection 6(e) or 7(d), notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

    (B) Neither an Employee, Director or Consultant nor any person to whom a Stock Award is transferred under subsection 6(d) or 7(b) shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Stock Award unless and until such person has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

    (C) Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Employee, Director or Consultant or other holder of Stock Awards any right to continue in the employ of the Company or any Affiliate (or to continue serving as a Consultant) or shall affect the right of the Company or any Affiliate to terminate the employment of any Employee with or without cause or the right to terminate the relationship of any Consultant or Director subject to the terms of such Consultant's or Director's agreement with the Company or any Affiliate.

    (D) The Company may require any person to whom a Stock Award is granted, or any person to whom a Stock Award is transferred pursuant to subsection 6(d) or 7(b), as a condition of exercising or acquiring stock under any Stock Award, (1) to give written assurances satisfactory to the Company as to such person's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (2) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Stock Award for such person's own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

    (E) To the extent provided by the terms of a Stock Award Agreement, the person to whom a Stock Award is granted may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of stock under a Stock Award by any of the following means or by a combination of such means: (1) tendering a cash payment; (2) authorizing the Company to withhold shares from the shares of the common stock otherwise issuable to the participant as a result of the exercise or acquisition of stock under the Stock Award; or (3) delivering to the Company owned and unencumbered shares of Company common stock. Notwithstanding the foregoing, the Company shall not be authorized to withhold shares of Common Stock at rates in excess of the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes.

11. ADJUSTMENTS UPON CHANGES IN STOCK.

    (A) CAPITALIZATION ADJUSTMENTS. If any change is made in the stock subject to the Plan, or subject to any Stock Award (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the type(s) and maximum number of securities subject to the Plan pursuant to subsection 4(a) and the outstanding Stock Awards will be appropriately adjusted in the type(s) and number of securities and price per share of stock subject to such outstanding Stock Awards. Such adjustments shall be made by the Board or the Plan Administrator, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a "transaction not involving the receipt of consideration by the Company.")

    (B) CHANGE IN CONTROL—DISSOLUTION OR LIQUIDATION. In the event of a dissolution or liquidation of the Company, then all outstanding Stock Awards shall terminate immediately prior to such event.

    (C) CHANGE IN CONTROL—ASSET SALE, MERGER, CONSOLIDATION OR REVERSE MERGER. In the event of (1) a sale, lease or other disposition of all or substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; or (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation shall assume any Stock Awards outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 11(c)) for those outstanding under the Plan. In the event any surviving corporation or acquiring corporation refuses to assume or continue such Stock Awards or to substitute similar stock awards for those outstanding under the Plan, then with respect to Stock Awards held by persons whose Continuous Service has terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated in full, and the Stock Awards shall terminate if not exercised (if applicable) by a time established by the Board at or following the occurrence such event. With respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall terminate if not exercised (if applicable) at or prior to such event.

12. AMENDMENT OF THE PLAN AND STOCK AWARDS.

    (A) The Board at any time, and from time to time, may amend the Plan.

    (B) Rights and obligations under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the person to whom the Stock Award was granted and (ii) such person consents in writing.

    (C) The Board at any time, and from time to time, may amend the terms of any one or more Stock Award; provided, however, that the rights and obligations under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the person to whom the Stock Award was granted and (ii) such person consents in writing.

13. TERMINATION OR SUSPENSION OF THE PLAN.

    (A) The Board may suspend or terminate the Plan at any time. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

    (B) Rights and obligations under any Stock Award granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the written consent of the person to whom the Stock Award was granted.

14. EFFECTIVE DATE OF PLAN.

    The Plan originally became effective as the 1999 Non-Officer Equity Incentive Plan on October 14, 1999, the date on which it is adopted by the Board. On May 25, 2000, the Plan was amended and restated to increase the number of shares issuable under the Plan from 2,000,000 to 4,600,000. On November 2, 2000, the Plan was amended and restated to increase the number of shares issuable under the Plan from 4,600,000 to 5,100,000. On January 10, 2001, the Plan was amended and restated to allow officers and Directors to receive Stock Awards under the Plan, to increase the number of shares issuable under the Plan from 5,100,000 to 7,700,000 and to rename the Plan the 1999 Non-Qualified Equity Incentive Plan.

15. CHOICE OF LAW.

    The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state's conflict of laws rules.

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  EXHIBIT 99.4
ASK JEEVES, INC. 1999 NON-QUALIFIED EQUITY INCENTIVE PLAN AS AMENDED THROUGH JANUARY 10, 2001